Exhibit 99.1

    HOLDING CORP.

    NASDAQ: VCGH

PRESS RELEASE

VCG HOLDING CORP. ANNOUNCES

2008 SECOND-QUARTER FINANCIAL RESULTS

—    RECORD REVENUE QUARTER

—    REVENUES UP 53.5% OVER 2007 SECOND QUARTER

—    EBITDA UP 44.7% OVER 2007 SECOND QUARTER

—    ADJUSTED EPS OF $0.10

—    ADJUSTED EPS GROWTH OF 43%

DENVER (PRIME NEWSWIRE) – August 11, 2008 — VCG Holding Corp. (NASDAQ: VCGH), a growing and leading consolidator and operator of adult nightclubs, today announced financial results for the second quarter ended June 30, 2008.

Total revenue, for the three months ended June 30, 2008, increased 53.5% to $14.6 million from $9.5 million for the same 2007 period. Same store sales were 3% higher compared to the 2008 first quarter and 4.8% higher compared to a year ago. Cash flow from operating activities was $2.7 million. Income from operations of $3.5 million for the three months ended June 30, 2008 was up 44.2% compared with $2.4 million for the same period last year.

Net income was $1.5 million, or $0.08 per basic and fully diluted share on a fully taxed basis for the three months ended June 30, 2008. The Company’s tax rate for the 2008 second quarter was 34.5%, compared to 10.0% in the 2007 second quarter. For the same period in 2007, net income was $1.7 million, or $0.11 per basic share and $0.10 per fully diluted share; however, had the second quarter of 2007 been fully taxed, earnings per fully diluted share would have been $0.07. In addition the fully diluted weighted average shares outstanding increased 6.6% for the 2008 second quarter, compared to the 2007 second quarter.

Total revenue, for the six months ended June 30, 2008, increased 75.6% to $27.9 million from $15.9 million for the 2007 six month period. Cash flow from operating activities was $4.6 million. Income from operations of $6.4 million for the 2008 six months, was up 65.7% compared with $3.8 million for the same period last year.

Net income was $2.9 million or $0.16 per basic and fully diluted share on a fully taxed basis for the 2008 six month period. Year-to-date, the Company’s tax rate was 33.2%, compared to 10.9% in the 2007 comparable period. For the same period in 2007, net income was $2.8 million, or $0.17 per basic and fully diluted share. Had the first six months of 2007 been fully taxed, earnings per fully diluted share would have been $0.11. In addition the fully diluted weighted average shares outstanding increased 14.1% for the 2008 second quarter, compared to the 2007 second quarter.

Courtney Cowgill, Chief Financial and Accounting Officer, stated, “The second quarter was impacted by $500,000 of one time adjustments that included the write-off of acquisition costs for the Mega Club, the loss on a house for a relocated employee, a robbery, costs associated with the change of CFO’s, and an incremental portion of stock option compensation expense. The adjusted EPS would have been $0.10 with these add backs.”

Troy Lowrie, Chairman and Chief Executive Officer, stated, “We have remained very focused as we continue to fine tune our operations, financial model, and management team to better position the Company for stronger growth as we enter the second half of the year. I am pleased with the addition of Courtney Cowgill as the Company’s new CFO and her work in preparing the second quarter financial results on time. I am also pleased that the Imperial Showgirls acquisition has been consummated, providing the Company with a presence on the West Coast. Imperial Showgirls will be accretive to 2008 earnings and we expect the club will annually add $0.05 per diluted share to our earnings. EBITDA during the 2008 second quarter increased 44.7% to $3.9 million, or 26.7% of our 2008 second quarter sales. We are very pleased with the adjusted numbers of $0.10 for 2008 second quarter versus a fully taxed pro forma for 2007 second quarter of $0.07 this is a 43% increase. We are working hard to get our EBITDA margin over 30.0% and we expect the addition of Imperial Showgirls will help us achieve this goal.

“We are excited about our prospects for the 2008 second half, especially the benefits from the Democratic National Convention which will be held from August 25 to August 28. Our five Denver areas club, two of which are very close to the Colorado Convention Center, where the Democratic National Convention will take place, are ready for the anticipated increase in traffic. In addition, our Schieks Palace Royale club in Minneapolis is preparing for the Republican National Convention that will take place from September 1 to September 4. We are optimistic that both the Democratic and Republican National Conventions will contribute to our overall growth in the 2008 third quarter.

“We are optimistic about our future, despite weakness in the US economy. Our clubs are well positioned to continue to capitalize on the entertainment needs of our customers and we continue to work on potential acquisitions and identify new acquisitions to further expand our portfolio of clubs. The second half of the year is seasonably stronger than the first half of the year and the Company anticipants an additional acquisition being closed before the end of the year. We would like to confirm our guidance and expect to earn $0.40 to $0.43 per share for 2008.”

Management will host a web cast and conference call to discuss the 2008 second-quarter and first half results today, Monday, August 11, 2008 at 11:00 a.m. ET. To participate in the conference call, please dial 877-440-5791 (domestic) or 719-325-4907 (international) five to ten minutes before the call is scheduled to begin. A replay will be available from 2:00 p.m. Eastern Time August 11, 2008 until midnight August 14, 2008. To hear the teleconference replay dial 888-203-1112 (domestic) or 719-457-0820 (international). The pass code for the replay is 9649230.

To view a copy of the Company’s presentation that will be referenced during the call, please visit the Company’s website at www.vcgh.com under the heading “Investor Relations” then “Events & Presentations.”

About VCG Holding Corp.

VCG Holding Corp. is an owner, operator, and consolidator of adult nightclubs throughout the United States. The Company currently owns 20 adult nightclubs and one upscale dance lounge. The night clubs are located in Anaheim, Indianapolis, St. Louis, Denver, Colorado Springs, Ft. Worth, Dallas, Raleigh, Minneapolis, Louisville, Miami, and Portland, ME.

Forward-Looking Statements:

Certain statements in this release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors identified from time to time in the Company’s reports with the Securities and Exchange Commission, including our Annual Report on Form 10-KSB for the year ended December 31, 2007. All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All guidance and forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements, except as may be required by law.

Contact:

Troy H. Lowrie, CEO		Stanley Berger, Investor Relations
Courtney Cowgill, CFO
VCG Holding Corp.		SM Berger & Co.
390 Union Blvd, Suite 540		3201 Enterprise Parkway
Lakewood, Colorado 80228		Cleveland, Ohio 44124
Telephone	303.934.2424	Telephone	216.464.6400
Facsimile	303.922.0746	Facsimile	216.464.4126
Email:	tlowrie@vcgh.com	Email:	stan@smberger.com
ccowgill@vcgh.com

VCG Holding Corp.

Consolidated Balance Sheets

Unaudited

	June 30, 2008	December 31, 2007
Total current assets	5,296,518	5,047,086
Property, plant and equipment, net	27,903,564	24,517,181
Other assets	70,676,853	64,633,289

Total assets	$103,876,935	$94,197,556

Total current liabilities	10,243,936	11,904,008
Total long term liabilities	28,190,778	22,566,274

Total liabilities	38,434,714	34,470,282

Minority interest liability	4,562,987	3,662,767

Total stockholders’ equity	60,879,234	56,064,507

Total liabilities and stockholders’ equity	$103,876,935	$94,197,556

VCG Holding Corp.

Consolidated Statements of Income

Unaudited

	Three Months Ended		Six Months Ended
	June 30,
	2008	2007	2008	2007
Total revenue	$14,606,625	$9,516,976	$27,932,580	$15,904,372

Cost of goods sold	1,701,846	1,290,154	3,550,393	2,173,770

SG&A	9,395,123	5,792,297	18,007,564	9,883,582

Income from operations	3,509,656	2,434,525	6,374,623	3,847,020

Other Income (expense)	(977,090)	(427,965)	(1,747,022)	(629,278)

Income from continuing operations before income taxes	2,532,566	2,006,560	4,627,601	3,217,742

Total income tax expense	(886,962)	(200,000)	(1,536,962)	(350,000)

Minority interest	(117,621)	(59,572)	(229,004)	(92,816)

Net income	$1,527,983	$1,746,988	$2,861,635	$2,774,926

Basic income per common share	$0.08	$0.11	$0.16	$0.17

Fully diluted income per common share	$0.08	$0.10	$0.16	$0.17

Weighted average shares outstanding	18,006,127	16,901,668	17,911,672	15,745,199

Fully diluted weighted average shares outstanding	18,274,157	17,144,056	18,254,025	15,996,567

Unique Expenses (Adjusted add backs):

Loss on house	$138,000
Robbery	105,000
Acquisition costs (Mega Club)	56,000
Costs of CFO change	157,000
Incremental portion of stock option expense	41,000

$497,000